                                                                    EXHIBIT (99)






                      GENESCO EMPLOYEE STOCK PURCHASE PLAN

                      Financial Statements

                      January 30, 1999 and January 31, 1998

April 8, 1999


To the Participants and Administrator
of the Genesco Employee Stock Purchase Plan


         Report of Independent Accountants


In our opinion, the accompanying statement of financial condition and the related statement of changes in plan equity present fairly, in all material respects, the financial condition of the Genesco Employee Stock Purchase Plan (the "Plan") at January 30, 1999 and January 31, 1998, and the changes in plan equity for each of the three years in the period ended January 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/ PricewaterhouseCoopers LLP

                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                        Statement of Financial Condition



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                                                      JANUARY 30,             JANUARY 31,
 ASSETS                                                      1999                   1998
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 Due from Genesco Inc.                                   $212,836               $233,587
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 TOTAL ASSETS                                            $212,836               $233,587
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 LIABILITIES AND PLAN EQUITY
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 Payable to withdrawn participants                       $  9,281               $  5,059
 Plan equity                                              203,555                228,528
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 TOTAL LIABILITIES AND PLAN EQUITY                       $212,836               $233,587
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   The accompanying Notes are an integral part of these Financial Statements.

                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                       Statement of Changes in Plan Equity



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                                                                  FOR THE YEAR ENDED
                                                   -----------------------------------------------------
                                                   JANUARY 30,         JANUARY 31,           FEBRUARY 1,
                                                          1999                1998                  1997
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Employee contributions                              $  586,814          $  629,482            $  543,528
Options exercised                                     (493,630)           (565,719)             (479,763)
Distributions to withdrawn participants               (118,157)            (51,880)              (15,948)
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Net increase (decrease) in plan equity                 (24,973)             11,883                47,817
Plan equity at beginning of period                     228,528             216,645               168,828
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PLAN EQUITY AT END OF PERIOD                        $  203,555          $  228,528            $  216,645
========================================================================================================






















   The accompanying Notes are an integral part of these Financial Statements.

                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                          Notes to Financial Statements


NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The records of the Genesco Employee Stock Purchase Plan (the "Plan") are maintained on the accrual basis of accounting.

All expenses incurred in administration of the Plan are paid by Genesco Inc. (the "Company") and are excluded from these financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

NOTE 2
THE PLAN

BACKGROUND AND SUMMARY

The following description of the Plan provides only general information. Participants should refer to the Plan prospectus for a more complete description of the Plan's provisions.

The Plan became effective October 1, 1995 to advance the interests of the Company and its shareholders by attracting and retaining qualified employees and by encouraging them to identify with shareholder interests through the acquisition of shares of the Company's common stock.

ELIGIBILITY
Each employee whose total annual base salary is less than $100,000 and whose customary employment is greater that 20 hours per week and greater than five months per year is eligible to participate in the Plan if the employee has been employed by the Company for at least six months prior to the grant date. The Plan excludes statutory insiders and five percent shareholders.

CONTRIBUTIONS
Contributions to the Plan are solely from participating employees of the Company who, through after-tax payroll deductions, may use their contributions to purchase common stock of the Company at the end of a one-year option period. The maximum number of shares available to any participant is the lesser of 2,000 a year or that number of shares equal to $10,000 divided by the closing market price of the common stock on the grant date or the exercise date. The maximum contribution is the lesser of $10,000 a year or 15% of the participant's base pay as of October 1. The minimum contribution is $250 per participant per year. Shares will be purchased September 30 of the year following the October 1 grant date with the initial grant date being October 1, 1995.

                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                          Notes to Financial Statements


NOTE 2
THE PLAN, CONTINUED

An option enables the participant to purchase shares of the Company's common stock at the lesser of 85% of the market value on the grant date or the exercise date. Options are to be granted each year through and including October 1, 2004, unless the board of directors, at its discretion, determines in advance that no options are to be granted. The cumulative number of shares which may be purchased under the Plan is 1,000,000. The options granted and rights thereto may not be sold, assigned, pledged or otherwise transferred and may be exercised during the lifetime of the participant only by the participant.

PARTICIPANT ACCOUNTS
A separate account is maintained for each participant's contributions. The Company provides each participant with an annual statement reflecting the value of their account. Participant contributions are held by Genesco Inc., which has an unfunded and unsecured obligation to the Plan.

At the exercise date, the Company issues stock that is transferred to a brokerage firm and allocated among the participants according to the number of options exercised by each participant.

VESTING
Participants are 100% vested in the value of their account and may withdraw from the Plan at any time except during the period September 15 through September 30 which is the time that preparations are made for the issuance of the stock each year.

If a participant is terminated for any reason other than retirement or death, the participant's involvement in the Plan and any unexercised options automatically terminate, and the participant will receive the account balance in cash.

TERMINATION OF THE PLAN
The Company reserves the right to terminate the Plan at any time. In the event of Plan termination, the balance of each participant's account shall be paid in cash as soon as is reasonably practical.

PLAN ADMINISTRATOR
The Plan is to be administered by the compensation committee of the board of directors or another designee of the board of directors.

REGULATORY MATTERS
The Plan is intended to qualify as an Employee Stock Purchase Plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, no income will result for federal income tax purposes when an option is granted or exercised; however, income may result upon disposition of the stock.

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                          Notes to Financial Statements


NOTE 3
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                                                                              PLAN         PLAN          PLAN
OPTIONS TO PURCHASE COMPANY STOCK                                TOTAL        1998         1997          1996
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Estimated options granted - October 1, 1996                     89,097         -0-          -0-        89,097
Options exercised                                                  -0-         -0-          -0-           -0-
Options withdrawn                                               (1,854)        -0-          -0-        (1,854)
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Options outstanding, February 1, 1997                           87,243         -0-          -0-        87,243
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Estimated options granted - October 1, 1997                     53,747         -0-       53,747           -0-
Options exercised                                              (70,058)        -0-          -0-       (70,058)
Options withdrawn                                              (18,978)        -0-       (1,793)      (17,185)
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Options outstanding, January 31, 1998                           51,954         -0-       51,954           -0-
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Estimated options granted - October 1, 1998                    143,852     143,852          -0-           -0-
Additional options granted at exercise date (Note 2)            71,369         -0-       71,369           -0-
Options exercised                                             (106,800)        -0-     (106,800)          -0-
Options withdrawn                                              (27,199)    (10,676)     (16,523)          -0-
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Options outstanding, January 30, 1999                          133,176     133,176          -0-           -0-
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85% of fair market value of stock at date of grant                        $   4.41     $  12.38      $   8.08
Date of grant                                                              10/1/98      10/1/97       10/1/96
85% of fair market value of stock at date of exercise                          N/A     $   4.62      $  12.43
Exercise date                                                              9/30/99      9/30/98       9/30/97

                      GENESCO EMPLOYEE STOCK PURCHASE PLAN
                          Notes to Financial Statements


NOTE 3, CONTINUED
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                                                                          PLAN       PLAN       PLAN
NUMBER OF PARTICIPANTS                                     TOTAL          1998       1997       1996
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Enrollment - October 1, 1996                                435           -0-         -0-        435
Exercised options                                           -0-           -0-         -0-        -0-
Withdrawn                                                   (12)          -0-         -0-        (12)
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Active, February 1, 1997                                    423           -0-         -0-        423
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Enrollment - October 1, 1997                                377           -0-         377        -0-
Exercised options                                          (331)          -0-         -0-       (331)
Withdrawn                                                  (107)          -0-         (15)       (92)
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Active, January 31, 1998                                    362           -0-         362        -0-
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Enrollment - October 1, 1998                                350           350         -0-        -0-
Exercised options                                          (268)          -0-        (268)       -0-
Withdrawn                                                  (119)          (25)        (94)       -0-
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Active, January 30, 1999                                    325           325         -0-        -0-
====================================================================================================

The cumulative options exercised as of January 30, 1999 are 305,896.